Exhibit 5.4

May 8, 2024

ICON Investments Six

Designated Activity Company

South County Business Park, Leopardstown

Dublin 18, D18 X5R3

Ireland

ICON Investments Six Designated Activity Company

$750,000,000 5.809% Senior Secured Notes due 2027

$750,000,000 5.849% Senior Secured Notes due 2029

$500,000,000 6.000% Senior Secured Notes due 2034

Ladies and Gentlemen:

We have acted as special counsel to each of the Guarantors identified in Schedule 1 (each, a “Guarantor” and collectively, the “Guarantors”) in connection with (i) the Registration Statement on Form F-3 (File No. 333-278943-18) (the “Registration Statement”) filed on April 26, 2024, with the Securities and Exchange Commission (the “SEC”) by ICON Public Limited Company, a public limited company in Ireland (the “Parent”), ICON Investments Six Designated Activity Company, a designated activity company limited by shares in Ireland (the “Company”), the Guarantors, and the other co-registrants named therein in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of certain securities of the Company, and (ii) the issuance by the Company of (A) $750,000,000 principal amount of its 5.809% Senior Secured Notes due 2027, (B) $750,000,000 principal amount of its 5.849% Senior Secured Notes due 2029, and (C) $500,000,000 principal amount of its 6.000% Senior Secured Notes due 2034 (collectively, the “Notes”), as described in the prospectus dated April 26, 2024 (the “Base Prospectus”), contained in the Registration Statement and the prospectus supplement dated April 30, 2024 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”). The Notes are to be fully and unconditionally guaranteed as to the payment of principal, premium and interest by certain subsidiary guarantors, including the Guarantors (the “Note Guarantee”). This opinion letter is being furnished in accordance with the requirements of Item 9 of Form F-3 and Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act. Capitalized terms used in this opinion letter and not otherwise defined herein shall have the respective meanings set forth in the Registration Statement or the Indenture (as defined below), as applicable.

The Notes are being issued under the Indenture, dated May 8, 2024 (the “Base Indenture”), among the Company, the Parent, and Citibank, N.A., as trustee (in such capacity, the “Trustee”), as supplemented by the First Supplemental Indenture, dated May 8, 2024 (the “Supplemental Indenture” and the Base Indenture as so supplemented, the “Indenture”), among the Company, the Parent, the Guarantors, the other subsidiary guarantors party thereto, the Trustee, and Citibank, N.A., London Branch, as notes collateral agent. The Notes are being offered and sold to the public in accordance with the Underwriting Agreement, dated April 30, 2024 (the “Underwriting Agreement”), by and among the Company, the Guarantors, the other subsidiary guarantors party thereto, and the several Underwriters listed in Schedule 1 thereto. The Supplemental Indenture contains the Note Guarantee.

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Documents Reviewed

In connection with this opinion letter, we have examined the following documents:

(a)             the Registration Statement;

(b)            the Base Prospectus;

(c)             the Prospectus Supplement;

(d)            the Base Indenture;

(e)             the Supplemental Indenture;

(f)             the Notes; and

(g)            the Underwriting Agreement.

The documents referred to in clauses (a) through (g) above are referred to, collectively, as the “Subject Documents” and each, individually, as a “Subject Document.”

In addition, we have examined and relied upon the following:

(i)        in the case of each Guarantor, a certificate dated the date hereof from an authorized representative of such Guarantor certifying as to true and correct copies of the organizational documents of such Guarantor and resolutions of its board of directors or other governing body, as applicable, authorizing, among other actions, the filing of the Registration Statement and the issuance of the Note Guarantee;

(ii)        a certificate dated the date hereof issued by the Office of the Secretary of State of the State of Illinois attesting to the limited liability company status of Clinical Resource Network, LLC (the “Illinois Guarantor”) in the State of Illinois;

(iii)       a certificate dated the date hereof issued by the Office of the Secretary of State of the State of North Carolina attesting to the corporate status of Accellacare US Inc. (the “North Carolina Guarantor”) in the State of North Carolina;

(iv)       a certificate dated the date hereof issued by the Office of the Secretary of State of the State of Texas attesting to the limited liability company status of ICON Early Phase Services, LLC (the “Texas Guarantor”) in the State of Texas;

(v)       a certificate dated the date hereof issued by the Clerk of the State Corporation Commission of Virginia attesting to the corporate status of Pharmaceutical Research Associates, Inc. (the “Virginia Guarantor”) in the Commonwealth of Virginia; and

(vi)      originals, or copies identified to our satisfaction as being true copies, of such other records, documents and instruments as we have deemed necessary for the purposes of this opinion letter.

The documents referred to in clauses (i) through (vi) above are referred to, collectively, as the “Other Documents” and each, individually, as an “Other Document.”

Certain Defined Terms

As used in this opinion letter, the following terms have the respective meanings set forth below:

“Applicable Law” means (i) with respect to the Illinois Guarantor, the laws of the State of Illinois, (ii) with respect to the North Carolina Guarantor, the laws of the State of North Carolina, (iii) with respect to the Texas Guarantor, the laws of the State of Texas, and (iv) with respect to the Virginia Guarantor, the laws of the Commonwealth of Virginia.

“Documents” means, collectively, the Subject Documents and the Other Documents, and a “Document” means any of them.

“Organizational Jurisdiction” means, with respect to any Guarantor, the organizational jurisdiction set forth for such Guarantor in Schedule 1.

Assumptions Underlying Our Opinions

For all purposes of the opinions expressed herein, we have assumed, without independent investigation, the following:

(a)         Factual Matters. To the extent that we have reviewed and relied upon (i) certificates of any Guarantor or authorized representatives thereof, (ii) representations of any Guarantor set forth in the Documents and (iii) certificates and assurances from public officials, all of such certificates, representations and assurances are accurate with regard to factual matters and all official records (including filings with public authorities) are properly indexed and filed and are accurate and complete.

(b)         Authentic and Conforming Documents. All Documents submitted to us as originals are authentic, complete and accurate, and all Documents submitted to us as copies conform to authentic original Documents.

(c)          No Mutual Mistake, Amendments, etc. There has not been any mutual mistake of fact, fraud, duress or undue influence in connection with the issuance of the Notes or the Note Guarantee. There are no oral or written statements or agreements that modify, amend or vary, or purport to modify, amend or vary, any of the terms of any Subject Document, except that the Supplemental Indenture modifies the terms of the Base Indenture.

Our Opinions

Based on and subject to the foregoing and the exclusions, qualifications, limitations and other assumptions set forth in this opinion letter, we are of the opinion that:

1. Organizational Status. Each Guarantor is a validly existing corporation or limited liability company, as applicable, under the laws of its Organizational Jurisdiction and, if so indicated in Schedule 1 that its Organizational Jurisdiction is an applicable jurisdiction, is in good standing under such laws.

2. Power and Authority; Authorization. Each Guarantor has the corporate or limited liability company, as applicable, power and authority to issue the Note Guarantee and has taken all necessary corporate or limited liability company, as applicable, action to authorize the execution and delivery of, and the performance of the terms and provisions of, the Supplemental Indenture (including the Note Guarantee contained therein).

3. Execution and Delivery. Each Guarantor has duly executed and delivered the Supplemental Indenture (including the Note Guarantee contained therein) in accordance with Applicable Law.

Matters Excluded from Our Opinions

We express no opinion with respect to the validity, binding effect or enforceability of the Base Indenture, the Supplemental Indenture, the Notes, or the Underwriting Agreement.

Qualifications and Limitations Applicable to Our Opinions

The opinions set forth above are subject to the following qualifications and limitations:

(a)         Applicable Law. Our opinions are limited to Applicable Law, and we do not express any opinion concerning any other law.

(b)        Bankruptcy. Our opinions are subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, laws relating to preferences, fraudulent transfers and equitable subordination), reorganization, moratorium and other similar laws affecting creditors’ rights generally.

(c)         Equitable Principles. Our opinions are subject to the effect of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including concepts of materiality, reasonableness, good faith and fair dealing.

Miscellaneous

The foregoing opinions are being furnished only for the purpose referred to in the first paragraph of this opinion letter. Our opinions are based on statutes, regulations and administrative and judicial interpretations that are subject to change. We undertake no responsibility to update or supplement our opinions after the date hereof. The headings in this opinion letter are intended for convenience of reference only and shall not affect its interpretation.

We hereby consent to the filing of this opinion letter as Exhibit 5.4 to the Company’s Current Report on Form 6-K being filed on the date hereof and to the incorporation by reference of this opinion letter into the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ McGuireWoods LLP

Attachment:

Schedule 1 -	Guarantors

Schedule 1

Guarantors

Name	Type of Entity	Organizational Jurisdiction	Good Standing Applicable
Clinical Resource Network, LLC	Limited Liability Company	Illinois	Yes
Accellacare US Inc.	Corporation	North Carolina	N/A
ICON Early Phase Services, LLC	Limited Liability Company	Texas	N/A
Pharmaceutical Research Associates, Inc.	Corporation	Virginia	Yes